Sarah Zaozirny
Director - Investor Relations
1600 Smith Street, HQSII
Houston, Texas 77002

December 10, 2003

Dear Investors and Analysts:

Attached are updated current expectations for several operating and financial statistics for the remainder of 2003 and capacity guidance for full year 2004 (Attachment A). As a reminder, after November 12, 2003, Continental Airlines, Inc. will no longer consolidate the financial results of ExpressJet Holdings, Inc. ("ExpressJet") in its financial statements, and the attached guidance reflects this change. Continental's income statement will reflect Minority Interest for the period October 1, 2003 through November 12, 2003 and will reflect our proportionate share of ExpressJet's net income in Nonoperating income for the period November 13, 2003 through December 31, 2003 and for all reporting periods thereafter. In addition, we have attached a breakout by quarter of the recently published pro forma results to demonstrate how expense line items would have been affected by deconsolidation in the first, second and third quarters of 2003 had the deconsolidation occurred on January 1, 2003 (Attachment B).

We are comfortable with our outlook for advance booking levels through the next six weeks. However, while load factors systemwide continue to show good year-over-year ("yoy") strength, as we expected, yields continue to be weak. Domestic advance bookings are averaging about 2 points ahead of last year. Our six-week look at Trans-Atlantic bookings show them continuing to be strong, and we expect Trans-Atlantic load factors for December will be up about 7 points yoy on a capacity increase of 5%. Latin bookings look fairly flat yoy through the end of the year with the first couple of weeks in January being ahead of last year by about 2 points. In Micronesia we anticipate very favorable yoy improvement in load factors due to the negative impact last December of supertyphoon Pongsona. Trans-Pacific bookings continue to strengthen and are ahead of last year by more than 10 points. Despite this strength in bookings, however, we expect yields to continue to be down yoy throughout the system. The exception is the Pacific region, where the stronger yen will help keep dollar-denominated yields fairly close to last year's yields.

Continental anticipates ending the fourth quarter 2003 with a cash balance of approximately $1.5 billion, including restricted cash and short-term investments. This balance excludes all of ExpressJet's cash.

During the quarter, Continental completed a financing for four 737-800 aircraft delivering this quarter and six 737-800 aircraft scheduled for delivery in 2004.

In November, Continental sold its entire investment in Hotwire, resulting in a net nonoperating gain of approximately $37 million ($23 million after income taxes).

Additionally, Continental will be recording a special operating charge of approximately $21 million ($13 million after taxes) related to the permanent grounding of five MD-80 aircraft in December. The charge is associated with future obligations for rent and return conditions net of assumed sublease income. Our current plans are to remove all MD-80 aircraft from service by January 2005.

If you have any questions regarding this information, please do not hesitate to contact us.

Best wishes for a happy holiday season.

Sarah Zaozirny

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed previously, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.